Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact: John N. Hatsopoulos American DG Energy Inc. 781.622.1120 john.hatsopoulos@americandg.com	Media Contact: Barry J. Sanders American DG Energy Inc. 781.522.6010 barry.sanders@americandg.com

American DG Energy to Issue Special Dividend of EuroSite Power Common Stock

WALTHAM, Mass. - July 2, 2013 - American DG Energy Inc. (NYSE MKT: ADGE), a leading On‑Site Utility offering clean electricity, heat, hot water and cooling solutions to hospitality, healthcare, housing and athletic facilities, today announced that its board of directors declared a special dividend of one share of EuroSite Power Inc. (EuroSite Power) Common Stock for every ten shares of American DG Energy Common Stock.

EuroSite Power, a subsidiary of the Company, has 56,747,100 shares issued and outstanding and American DG Energy owns 45,000,000 of those shares. American DG Energy will issue a special dividend to its shareholders of an aggregate of 4,880,720 shares of EuroSite Power common stock that it owns. The special dividend is payable on August 15, 2013 to stockholders of record as of the close of business on July 25, 2013.

The EuroSite Power shares issued pursuant to the special dividend will not be restricted securities in the hands of shareholders who are not affiliates of American DG Energy or Eurosite Power. Affiliates may sell the securities only after a 6 month holding period pursuant to the provisions of the SEC's Rule 144.

The U.S. federal income tax treatment of holding our common stock to any particular stockholder will depend on the stockholder's particular tax circumstances and American DG Energy's current year income or loss. You are urged to consult your tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences of the special dividend to you, in light of your particular investment or tax circumstances.

On-Site Utility
American DG Energy sells the energy produced from an onsite energy system to an individual property as an alternative to the outright sale of energy equipment. On-Site Utility customers only pay for the energy produced by the system and receive a guaranteed discount rate on the price of the energy. All system capital, installation and operating expenses are paid by American DG Energy.

About American DG Energy
American DG Energy supplies low-cost energy to its customers through distributed power generating systems. The Company is committed to providing institutional, commercial and small industrial facilities with clean, reliable power, cooling, heat and hot water at lower costs than charged by local utilities - without any capital or start-up costs to the energy user - through its On-Site Utility energy solutions. American DG Energy is headquartered in Waltham, Massachusetts. Learn more about how American DG Energy (NYSE MKT: ADGE) reduces energy costs at www.americandg.com or follow us on Facebook and Twitter.

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FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Important factors could cause actual results to differ materially from those indicated by such forward-looking statements, as disclosed on the Company's website and in Securities and Exchange Commission filings. This press release does not constitute an offer to buy or sell securities by the Company, its subsidiaries or any associated party and is meant purely for informational purposes. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.